EXHIBIT 23

                                CONCORD EFS, INC.

                         CONSENT OF INDEPENDENT AUDITORS




     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Concord EFS, Inc. of our report dated February 8, 2001, included in the 2000 Annual Report to Stockholders of Concord EFS, Inc.

     We consent to the incorporation by reference in the Registration Statements (Form S-3: Nos. 333-62069 and 333-77829; Form S-8: Nos. 33-60871, 333-74213,
333-74215 and 333-56066) of Concord EFS, Inc. and in the related Prospectuses of our report dated February 8, 2001, with respect to the consolidated financial statements of Concord EFS, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2003.



                                             /s/Ernst & Young LLP

Memphis, Tennessee
March 27, 2001